UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 26, 2017

OMNICELL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-33043	94-3166458
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

590 East Middlefield Road
Mountain View, CA 94043
(Address of principal executive offices, including zip code)

(650) 251-6100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01  Entry into a Material Definitive Agreement.

 On December 26, 2017, Omnicell, Inc. (the “Company”), as borrower, entered into an amendment (the “Amendment”) to the Credit Agreement, dated as of January 5, 2016 (the “Credit Agreement”), by and among the Company, the lenders from time to time thereto, Wells Fargo Securities, LLC, as Sole Lead Arranger and Wells Fargo Bank, National Association, as administrative agent (as amended by the First Amendment to Credit Agreement and Collateral Agreement, dated as of April 11, 2017, and the Amendment, the “Amended Credit Agreement”).  Pursuant to the Amendment, the revolving credit facility provided for under the Amended Credit Agreement (the “Revolving Credit Facility”) was increased from $200 million to $315 million and certain other modifications to the Credit Agreement were made, including amendments to certain negative covenants. The Amended Credit Agreement also provides for a $200 million term loan facility (the “Term Loan Facility” and together with the Revolving Credit Facility, the “Facilities”). Each of the Facilities matures on January 5, 2021.

Loans under the Facilities bear interest, at the Company’s option, at a rate equal to either (a) the LIBOR Rate, plus an applicable margin ranging from 1.50% to 2.25% per annum based on the Company’s Consolidated Total Net Leverage Ratio (as defined in the Amended Credit Agreement), or (b) an alternate base rate equal to the highest of (i) the prime rate, (ii) the federal funds rate plus 0.50%, and (iii) LIBOR for an interest period of one month, plus an applicable margin ranging from 0.50% to 1.25% per annum based on the Company’s Consolidated Total Net Leverage Ratio (as defined in the Amended Credit Agreement). Undrawn commitments under the Revolving Credit Facility are subject to a commitment fee ranging from 0.20% to 0.35% per annum based on the Company’s Consolidated Total Net Leverage Ratio on the average daily unused portion of the Revolving Credit Facility.

The Company is permitted to make voluntary prepayments at any time without payment of a premium or penalty. The Company is required to make mandatory prepayments under the Term Loan Facility with (a) net cash proceeds from any issuances of debt (other than certain permitted debt) and (b) net cash proceeds from certain asset dispositions (other than certain asset dispositions) and insurance and condemnation events (subject to reinvestment rights and certain other exceptions).

The Amended Credit Agreement contains customary representations and warranties and customary affirmative and negative covenants applicable to the Company and its subsidiaries, including, among other things, restrictions on indebtedness, liens, investments, mergers, dispositions, dividends and other distributions. The Amended Credit Agreement contains financial covenants that require the Company and its subsidiaries to not exceed a maximum consolidated total leverage ratio and maintain a minimum fixed charge coverage ratio. In addition, the Amended Credit Agreement contains certain customary events of default including, but not limited to, failure to pay interest, principal and fees or other amounts when due, material misrepresentations or misstatements in any representation or warranty, covenant defaults, certain cross defaults to other material indebtedness, certain judgment defaults and events of bankruptcy

The Company’s obligations under the Amended Credit Agreement and any swap obligations and banking services obligations owing to a lender (or an affiliate of a lender) are guaranteed by certain of its domestic subsidiaries and secured by substantially all of its and the subsidiary guarantors’ assets. The Company and certain of the Company’s other direct and indirect subsidiaries are also party to certain ancillary agreements, including, but not limited to, a collateral agreement and subsidiary guaranty agreement.

References to the terms of the Amendment are qualified in their entirety by reference to the full text of the Amendment, which is incorporated herein by reference to Exhibit 10.1, and the Credit Agreement, a copy of which is attached as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company with the U.S. Securities and Exchange Commission on January 6, 2016, which is incorporated herein by reference along with the description of the Credit Agreement in such report.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth under Item 1.01 above is incorporated by reference herein.

Item 9.01 Exhibits.

(d)                                 Exhibits.

10.1
Second Amendment to Credit Agreement, dated as of December 26, 2017, among Omnicell, Inc., the Subsidiary Guarantors party thereto, the Lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

OMNICELL, INC.

Dated: December 26, 2017	By:	/s/ Peter Kuipers
Peter Kuipers
Executive Vice President and Chief Financial Officer

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